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                                                                    EXHIBIT 10.1

                                  May 14, 2004

Mr. Bruce W. Wilkinson
McDermott International, Inc.
757 N. Eldridge Parkway
Houston, TX 77079-4411

                             PERSONAL & CONFIDENTIAL

Re:   Key Executive Retention Program

Dear Mr. Wilkinson:

In order to retain and solidify the dedication and continued efforts of key executives during this difficult period, the Compensation Committee (the "Committee") of the Board of Directors of McDermott International, Inc. (the "Company") has approved the implementation of a Key Executive Retention Program. I am pleased to advise you that you have been selected for participation in this program.

The program is designed to provide periodic vesting over the next twelve months of shares of restricted stock ("Restricted Stock") granted under the 2001 Directors & Officers Long-Term Incentive Plan (the "LTIP") and periodic payments of cash over that same twelve-month period, provided that you continue to be employed by the Company or a subsidiary of the Company on each of the applicable vesting dates.

I.       The Cash Retention Payments

         You will receive periodic cash retention payments which, in the aggregate, equal 25% of your annualized base salary on January 1, 2004, provided you are employed by the Company or a subsidiary of the Company on each of the applicable "Cash Vesting Dates". Each periodic cash retention payment shall be paid on or about the applicable Vesting Date, in the following gross amounts:

                                      Retention Payment as a Percentage
Vesting Date                          of annualized 1/1/04 Base Salary
------------                          --------------------------------
May 15, 2004                                         5%
August 15, 2004                                      5%
November 15, 2004                                  7.5%
March 1, 2005                                      7.5%

         In addition, you may receive a cash retention payment equal to 25% of your annualized base salary on January 1, 2004, provided you are employed by the Company or a subsidiary of the Company on March 1, 2005 and the performance measures as shown on the attached Exhibit are met (the "Performance-Related Cash Payment"). If the performance measures are met, payment will be made as soon as administratively possible after March 1, 2005.

II.      The Restricted Stock Retention Award

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         Effective as of May 13, 2004 (the "Grant Date"), the Committee awarded to you a grant of 37,143 shares of Restricted Stock under the LTIP. Restrictions on 20% of the stock award will be removed on August 15, 2004, 15% on November 15, 2004 and 15% on March 1, 2005 (the
         "Restricted Stock Vesting Dates"), in each case provided that you are employed by the Company or a subsidiary of the Company on the applicable Restricted Stock Vesting Date.

         Restrictions on the remaining 50% of the stock award will be removed on March 1, 2005, provided that the performance measures as shown on the attached Exhibit are met and you continue to be employed by the Company or a subsidiary of the Company on that date (the "Performance-Related Stock Award"). If the restrictions on the Performance-Related Stock Award are not removed because either or both of those conditions are not met, all of the shares of Restricted Stock comprising the Performance-Related stock Award shall be immediately forfeited.

         On the Grant Date, you will have the right to be issued the total number of shares of common stock of the Company shown above. Certificates evidencing such shares will be issued in your name, subject to the terms and conditions of the LTIP. Beginning on the Grant Date, you will have full voting rights with respect to the shares of Restricted Stock granted in connection with this award, and you will receive cash dividends paid, if any, with respect to those shares (in each case, until you forfeit those shares as provided in this Letter Agreement or sell those shares after the applicable Restricted Stock Vesting Date).

III.     Termination of Employment Prior to Vesting

         Except as provided below, if you terminate employment with the Company and all subsidiaries of the Company prior to March 1, 2005, all unvested cash retention payments and all unvested shares of Restricted Stock issued to you on the Grant Date shall be immediately forfeited.

         If your employment with the Company and all subsidiaries of the Company is involuntarily terminated for reasons other than "cause", you will continue to be entitled to receive the cash retention payment that would have vested on the Cash Vesting Date immediately following your termination of employment, payable at the same time and on the same basis as if you had remained an employee. In addition, you will vest in the shares of Restricted Stock that would have vested on the Restricted Stock Vesting Date immediately following your termination of employment, at the same time and on the same basis as if you had remained an employee. All other unvested cash retention payments and unvested shares of Restricted Stock shall be forfeited immediately upon such termination of employment. Whether or not a termination of employment is for "cause" shall be determined by the Committee, in its sole discretion.

         Notwithstanding any other provision of this program, in no event will any portion of the Performance-Related Cash Payment or the Performance-Related Stock Award be payable if you are not employed by the Company or a subsidiary of the Company on March 1, 2005.

         If a Change in Control of the Company occurs (as defined in the LTIP), all unvested shares of restricted stock granted hereunder shall immediately vest and be freely transferable, and all Cash Vesting Dates shall be accelerated and such Cash Retention Payments shall be immediately payable.

IV.      Tax Consequences

         Restricted Stock. The Company has been advised that for U.S. federal income tax purposes, in the opinion of counsel, as of each Restricted Stock Vesting Date, you will be treated as receiving compensation taxable as ordinary income equal to the fair market value of the shares that vest on that date. Alternatively, you may elect to have the Fair Market Value of all of the Restricted Stock included in your taxable income and reported on IRS Form W-2 as of the Grant Date.

         In addition, all dividends paid, if any, to you in respect to shares of Restricted Stock during the Period of Restriction shall be considered wages paid to you by your employer and, therefore, shall be included in your taxable income and reported on IRS Form W-2 in the year in which the restrictions lapse.

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         By acceptance of this letter, you agree that upon the lapse of the restrictions with respect to the shares of Restricted Stock issued to you, you will promptly pay to the Company the amount of income tax which the Company is required to withhold in connection with the income realized by you as a result of such lapse of the restrictions (unless you have previously made the election, and paid the tax, referred to above). Please note that the Committee has determined that no request for the payment of taxes by share withholding will be approved in connection with shares of Restricted Stock granted hereunder.

         Cash Retention Payments. For U. S. federal income tax purposes, each cash retention payment is taxable to you as wages and reported on IRS Form W-2 in the year received.

V.       Securities and Exchange Commission Requirements

         If you are a Section 16 insider, Restricted Stock granted to you hereunder must be reported on a Form 4 before the end of the second business day following the Grant Date.

         If Section 16 applies to you, you are also subject to Rule 144. This Rule is applicable only when the shares are sold, so you need not take any action under Rule 144 at this time.

         If you are covered by these requirements, you have already been advised of your status. If you become a Section 16 insider at some future date, reporting will be required at that time.

         Other Information. If you have any questions concerning any of the information set forth above, please do not hesitate to contact L. J. Sannino at 281/870-5016.

         Neither the action of the Company in establishing the Key Executive Retention Program, nor any action taken by it, by the Committee or the Board of Directors in connection with this program, nor any provision of this Letter Agreement shall be construed as giving to you the right to be retained in the employ of the Company.

         Please acknowledge receipt and acceptance of all of the above by signing both this letter and the enclosed copy thereof and returning such signed copy to the Company at Post Office Box 61961, New Orleans, Louisiana 70161-1961, attention of L. J. Sannino, and marked "Personal and Confidential" within 30 days from the date hereof.

                                      Very truly yours,

                                      McDERMOTT INTERNATIONAL, INC.

                                      /s/ Louis J. Sannino
                                      Louis J. Sannino
                                      Senior Vice President, Human Resources and
                                      Corporate Compliance Officer

         LJS/kap
         Attachment

         ACCEPTED:

         ____________________                                    ___________
         Bruce W. Wilkinson                                          Date